EXHIBIT 21

AMSOUTH BANCORPORATION

LIST OF SUBSIDIARIES

AT DECEMBER 31, 2002

The following is a list of all subsidiaries of AmSouth Bancorporation showing the jurisdiction in which they were organized.

Subsidiary Name	Jurisdiction Where Organized
AMSOUTH BANK	Alabama
AmSouth Auto Receivables LLC	Delaware
AmSouth Capital Corporation	Delaware
AmSouth Finance Corporation	Alabama
AmSouth Leasing Corporation	Alabama
A-F Leasing, Ltd.	Alabama
AmSouth Leasing, Ltd.	Alabama
A-F Leasing, LLC	Alabama
AmSouth Insurance Agency, Inc.	Florida
AmSouth Investment Management Company LLC	Alabama
AmSouth Investment Services, Inc.	Alabama
AmSouth Investment Services, Inc. of Mississippi	Mississippi
AmSouth Investment Services, Inc. of Virginia	Virginia
AmSouth Investment Services, Inc. of Louisiana	Louisiana
AmSouth Riverchase, Inc.	Alabama
ASB Affordable Housing, Inc.	Alabama
Cahaba Holdings, Inc.	Delaware
Cahaba Corporation	Delaware
Cahaba International, Inc.	Delaware
AmSouth Reinsurance Company, Ltd.	Turks & Caicos Islands
Cahaba International, Ltd.	Bermuda
Commercial National Investment Services, Inc.	Louisiana
First AmTenn Life Insurance Company	Mississippi
FirstGulf Insurance Agency, Inc.	Alabama
Five Points Capital Advisors, Inc.	Alabama
FMLS, Inc.	Tennessee
Fortune Mortgage Corporation	Florida
GTC Title, Inc.	Alabama
MCC Holdings, Inc.	Alabama
Meriwether Capital Corporation	Virginia
Highland Rim Title Company	Tennessee
IFC Insurance Agency, Inc.	Tennessee
OakBrook Investments, LLC (50%)	Delaware
Service Mortgage and Insurance Agency, Inc.	Florida
FIRST AMERICAN BUSINESS CAPITAL, INC.	Tennessee
FIRST AMERICAN ENTERPRISES, INC.	Tennessee
Non Profit Affiliates
AMSOUTH FOUNDATION (f/k/a AmSouth/First American Foundation)	Tennessee
AMSOUTH BANCORPORATION FOUNDATION	Alabama
AMSOUTH COMMUNITY DEVELOPMENT CORPORATION	Tennessee